Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Legg Mason, Inc. and its subsidiaries of our report dated May 29, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for convertible debt instruments and noncontrolling interests discussed in Note 1, as to which the date is August 5, 2009, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in the Current Report on Form 8-K of Legg Mason, Inc. and its subsidiaries dated August 5, 2009.

/s/ PricewaterhouseCoopers LLP Baltimore, Maryland October 22, 2009